Exhibit 10.1

DEBENTURE EXTENSION AGREEMENT

This Debenture Extension Agreement (“Agreement”) is made and entered into as of December 8, 2008, by and among, China Digital Media Corporation, a Nevada corporation (“Company”) and Vision Opportunity Master Fund, Ltd., a Cayman corporation (“Vision”).

    WHEREAS, on November 17, 2006, the Company issued to Vision, and Vision purchased from the Company, a Debenture in the amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000), which carries interest thereon at a rate of four percent (4%) per annum and is convertible at $0.45 per share (the “Debenture”).  The Debenture carries penalty interest, payable in cash and monthly, at a simple rate of 1.5% per month until the principal and interest has been paid in full;

    WHEREAS, Vision is the holder of three (3) warrants issued to Vision by the Company consisting of (i) a Class A Warrant to purchase 4,777,773 common shares at an exercise price of $0.80 per share, (ii) a Class B Warrant to purchase 4,777,773 common shares at an exercise price of $1.20 per share, and (iii) a Class C Warrant to purchase 2,388,887 common shares at an exercise price of $2.25 (collectively, the “Warrants”);

    WHEREAS, the Company agreed, but has failed, to pay in full all unpaid principal in the amount of $2,015,000.00, net of converted amount $135,000.00 (the “Principal”), and all remaining accrued interest on the Debenture in the amount of  $30,672.81, such Principal and interest totaling $2,045,672.80 (the “Outstanding Balance”), on May 17, 2008 (“Maturity Date”);

    WHEREAS, the Company wishes for Vision to extend the date for repayment of the Outstanding Balance of the Debenture until June 30, 2010 and Vision has, therefore, requested as consideration for this extension, that all interest pursuant to the Debenture be paid in accordance with the Extension Repayment Table as detailed below, that the conversion price of the Debenture be reduced to $0.25 and that five percent (5%) of the then outstanding principal be paid in cash on or before March 31, 2009.

    FOR AND IN CONSIDERATION of the premises and the respective covenants, agreements and obligations hereinafter set forth, Company and Vision do hereby agree as follows:

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

1)
Extension Repayment Table and Interest Calculation. Company and Vision hereby agree that Company shall pay interest on the Principal pursuant to the structured extension table below. Interest hereunder shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid, commencing on March 31, 2009 and quarterly thereafter, on the last day of each quarter, in cash.

Period	Interest Rate
01/01/2008 – 05/17/2008 (A)	4% per annum
05/18/2008 – 12/31/2008 (B)	10% per annum
01/01/2009 – 12/31/2009	13% per annum
01/01/2010 – 06/30/2010	14% per annum

(A) Interest for this Period shall be due and payable in cash on or before December 23, 2008.  The interest due for this period totals $30,252.60.

(B) Interest for this Period shall be due and payable in cash in two parts, with $62,934.00 becoming due and payable in cash on or before January 31, 2009 and the remaining $62,934.49 becoming due and payable in cash on or before February 28, 2009.  The aggregate interest due for this period totals $125,868.49.

2)	Reduction of Conversion Price of Debenture. Company and Vision hereby agree that the conversion price of the Debenture shall be reduced to $0.25.

3)
Five Percent (5%) of Principal Payment. Company and Vision hereby agree that Company shall pay Vision, on or before March 31, 2009, in cash, an amount equal to five percent (5%) of the then outstanding principal amount of the Debenture.

4)
Defaults. Failure to timely pay any interest pursuant to the terms of this Agreement or failure to pay the aforementioned five percent (5%) of the then outstanding principal amount of the Debenture on or before March 31, 2009, shall be considered an “Event of Default” as defined in the Debenture.

5)	Waiver of Penalty Interest. Vision hereby agrees to waive any penalty interest, as defined in the Debenture, until the earlier of (i) June 30, 2010 and (ii) the occurrence of any Event of Default.

6)
Prepayments. Company shall be entitled to prepay principal at anytime throughout the extension period. In the event any amount of principal is prepaid by Company before June 30, 2010, interest payments thereafter shall be calculated on the then outstanding principal after partial repayment in accordance with the aforementioned structured extension table located in Item 1 of this Agreement.

7)
Terms and Conditions of Debenture and Warrants.  Except as expressly set forth herein, all of the terms and conditions to the Debenture shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Company and Vision have executed this Agreement as of the date set forth above.

CHINA DIGITAL MEDIA CORPORATION

By:

Name:

Its:

Date:

VISION OPPORTUNITY MASTER FUND LTD.

By:

Name:

Its:

Date: